Exhibit 10.2

September 9, 2016

Each of the 2010 - 2016 LTIP Award Agreements and their associated Non-Compete Agreements are clarified and amended as follows:

Nothing in this Agreement (1) prohibits or impedes Employee from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Employee to obtain prior authorization of Norfolk Southern Corporation to make any such reports or disclosures or to notify Norfolk Southern Corporation of such reports or disclosures.